Claros Mortgage Trust, Inc.

Reports Fourth Quarter and Full Year 2025 Results

New York, NY, February 18, 2026 – Claros Mortgage Trust, Inc. (NYSE: CMTG) (the “Company” or “CMTG”) today reported its financial results for the quarter and year ended December 31, 2025. The Company reported GAAP net loss of $219.2 million and $489.1 million, or $1.56 per share and $3.49 per share, for the quarter and year ended December 31, 2025, respectively. Distributable Loss (a non-GAAP financial measure defined below) was $101.7 million and $269.0 million, or $0.71 per share and $1.88 per share, for the quarter and year ended December 31, 2025, respectively. Distributable Earnings prior to realized gains and losses was $2.9 million and $35.2 million, or $0.02 per share and $0.24 per share, for the quarter and year ended December 31, 2025, respectively.

Fourth Quarter 2025 Highlights

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Resolved five loans totaling $483.9 million of UPB.
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Two full repayments: $216.2 million of UPB.
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One discounted payoff: $150.0 million of UPB – watchlist loan.
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One loan sale: $30.0 million of UPB, previously classified as held-for-sale.
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One UCC foreclosure: $87.7 million of UPB – watchlist loan collateralized by land parcel in New York, NY.
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Executed sales of signage and remaining office floors at our mixed-use REO for an aggregate gross sales price of $24.1 million.
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Provision for CECL reserves of $211.7 million, or $1.48 per share, for the quarter; as of year-end, CECL reserves of $443.1 million on loans receivable, or $3.09 per share.
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Approximates 10.9% of UPB at year-end, comprised of (i) specific reserves of 26.0% of UPB of risk rated 5 loans and (ii) general reserves of 2.9% of UPB of remaining loans.
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REO assets generated distributable earnings prior to realized gains and losses of $0.03 per share for the quarter, net of financing costs.
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At December 31, 2025:
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$3.7 billion loan portfolio with a weighted average all-in yield of 6.2%. (1)
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Total liquidity of $185 million, including $173 million of cash.
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Unencumbered assets of $541 million, consisting of $366 million of loan UPB and $175 million of REO carrying value.
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Net unfunded loan commitments decreased to $12 million.
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Net financings outstanding decreased by $500 million, including $305 million of deleveraging payments.
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Net debt / equity ratio of 1.9x.
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Book value of $10.69 per share.

Full Year 2025 Highlights

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Resolved 21 loans totaling $2.5 billion of UPB and received $93.8 million in partial loan repayments.
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Resolved 11 watchlist loans totaling $1.3 billion of UPB.
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Net financings outstanding decreased by $1.7 billion, including $580 million of deleveraging payments.

Subsequent Events

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Resolved four loans totaling $388.7 million of UPB.
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Two full repayments: $240.8 million of UPB – includes one watchlist loan.
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One mortgage foreclosure: $76.6 million of UPB – watchlist loan collateralized by multifamily property in Dallas MSA.
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One assignment to lender: $71.3 million of UPB – watchlist loan.
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Watchlist loans of $1.5 billion (13 loans), representing a 45% net decline from prior year-end.
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Closed a new $500.0 million secured term loan maturing in 2030; proceeds used to fully retire prior secured term loan.
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Net financings outstanding decreased by $300 million, including $90 million of deleveraging payments.
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At February 17, 2026, total liquidity of $153 million, including $132 million of cash.
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Improved total liquidity by $51 million since year-end 2024.

“Throughout 2025, our team remained focused on executing the strategic priorities we established at the beginning of the year,” said Richard Mack, Chief Executive Officer and Chairman of CMTG. “These efforts resulted in $2.5 billion in loan resolutions, increased liquidity, and continued deleveraging, which further strengthened our balance sheet. As we enter 2026, we believe this momentum will position us well to advance our strategy and continue repositioning the portfolio.”

(1) Represents the weighted average annualized yield to initial maturity of each loan held-for-investment, inclusive of coupon and contractual fees, based on the applicable floating benchmark rate/floors (if applicable), in place as of December 31, 2025. For loans placed on non-accrual, the annualized yield to initial maturity used in calculating the weighted average annualized yield to initial maturity is 0%.

Teleconference Details

A conference call to discuss CMTG’s financial results will be held on Thursday, February 19, 2026, at 10:00 a.m. ET. The conference call may be accessed by dialing 1-833-470-1428 and referencing the Claros Mortgage Trust, Inc. teleconference call; access code 121374.

The conference call will also be broadcast live over the internet and may be accessed through the Investor Relations section of CMTG’s website at www.clarosmortgage.com. An earnings presentation accompanying the earnings release and containing supplemental information about the Company’s financial results may also be accessed through this website in advance of the call.

For those unable to listen to the live broadcast, a webcast replay will be available on CMTG’s website or by dialing 1-866-813-9403, access code 539240, beginning approximately two hours after the event.

About Claros Mortgage Trust, Inc.

CMTG is a real estate investment trust that is focused primarily on originating senior and subordinate loans on transitional commercial real estate assets located in major markets across the U.S. CMTG is externally managed and advised by Claros REIT Management LP, an affiliate of Mack Real Estate Credit Strategies, L.P. Additional information can be found on the Company’s website at www.clarosmortgage.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CMTG intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by CMTG’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of CMTG’s performance in future periods. Except as required by law, CMTG does not undertake any obligation to update or revise any forward-looking statements contained in this release.

Definitions

Distributable Earnings (Loss):

Distributable Earnings (Loss) is a non-GAAP measure used to evaluate our performance excluding the effects of certain transactions, non-cash items and GAAP adjustments, as determined by our Manager. Distributable Earnings (Loss) is a non-GAAP measure, which the Company defines as net income (loss) in accordance with GAAP, excluding (i) non-cash stock-based compensation expense, (ii) real estate owned held-for-investment depreciation and amortization, (iii) any unrealized gains or losses from mark-to-market valuation changes (other than permanent impairments) that are included in net income (loss) for the applicable period, (iv) one-time events pursuant to changes in GAAP and (v) certain non-cash items, which in the judgment of our Manager, should not be included in Distributable Earnings (Loss). Furthermore, the Company presents Distributable Earnings prior to realized gains and losses, which includes charge-offs of principal, accrued interest receivable, and/or exit fees, as the Company believes this more easily allows our Board, Manager, and investors to compare our operating performance to our peers, to assess our ability to declare and pay dividends, and to determine our compliance with certain financial covenants. Pursuant to the Management Agreement, we use Core Earnings, which is substantially the same as Distributable Earnings (Loss) excluding incentive fees, to determine the incentive fees we pay our Manager.

The Company believes that Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses provide meaningful information to consider in addition to our net income (loss) and cash flows from operating activities in accordance with GAAP. Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses do not represent net income (loss) or cash flows from operating activities in accordance with GAAP and should not be considered as an alternative to GAAP net income (loss), an indication of our cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. In addition, the Company’s methodology for calculating these non-GAAP measures may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures and, accordingly, the Company’s reported Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses may not be comparable to the Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses reported by other companies.

In order to maintain the Company’s status as a REIT, the Company is required to distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, as dividends. Distributable Earnings (Loss), Distributable Earnings prior to realized gains and losses, and other similar measures, have historically been a useful indicator over time of a mortgage REIT’s ability to cover its dividends, and to mortgage REITs themselves in determining the amount of any dividends to declare. Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses are key factors, among others, considered by our Board in determining the dividend each quarter and as such the Company believes Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses are also useful to investors.

While Distributable Earnings (Loss) excludes the impact of our provision for or reversal of current expected credit loss reserve, charge-offs of principal, accrued interest receivable, and/or exit fees are recognized through Distributable Earnings (Loss) when deemed non-recoverable. Non-recoverability is determined (i) upon the resolution of a loan (i.e., when the loan is repaid, fully or partially, when the Company acquires title in the case of foreclosure, deed-in-lieu of foreclosure, or assignment-in-lieu of foreclosure, or when the loan is sold or anticipated to be sold for an amount less than its carrying value), or (ii) with respect to any amount due under any loan, when such amount is determined to be uncollectible.

In determining Distributable Earnings (Loss) per share and Distributable Earnings per share prior to realized gains and losses, the dilutive effect of unvested RSUs is considered. The weighted average diluted shares outstanding used for Distributable Earnings (Loss) and Distributable Earnings per share prior to realized gains and losses have been adjusted from weighted average diluted shares under GAAP to include weighted average unvested RSUs.

Book Value per Share:

Book Value per share is calculated as (i) total equity divided by (ii) number of shares of common stock outstanding and RSUs at period end.

Contact Information

Investor Relations:

Claros Mortgage Trust, Inc.

Anh Huynh

212-484-0090

cmtgIR@mackregroup.com

Media Relations:

Financial Profiles

Kelly McAndrew

203-613-1552

Kmcandrew@finprofiles.com

Claros Mortgage Trust, Inc.

Reconciliation of Net Loss to Distributable Loss

(Amounts in thousands, except share and per share data)

	Three Months Ended	Year Ended
	December 31, 2025	December 31, 2025
Net loss:	$(219,211)	$(489,069)
Adjustments:
Non-cash stock-based compensation expense	2,242	14,139
Provision for current expected credit loss reserve	211,681	466,527
Depreciation and amortization expense	5,731	10,754
Amortization of above and below market lease values, net	258	1,204
Unrealized loss on interest rate cap	-	71
Loss on extinguishment of debt	847	1,394
Valuation adjustment for loan receivable held-for-sale	-	41,767
Valuation adjustment for real estate owned held-for-sale	-	(12,618)
Loss on partial sales of real estate owned, net	1,382	1,016
Distributable Earnings prior to realized gains and losses	$2,930	$35,185
Loss on extinguishment of debt	(847)	(1,394)
Principal charge-offs (1)	(102,222)	(312,017)
Valuation adjustment for real estate owned held-for-sale	-	12,618
Loss on partial sales of real estate owned, net	(1,382)	(1,016)
Previously recognized depreciation and amortization on portion of real estate owned (2)	(142)	(2,340)
Distributable Loss	$(101,663)	$(268,964)
Weighted average diluted shares - Distributable Loss	142,956,410	142,791,490
Diluted Distributable Earnings per share prior to realized gains and losses	$0.02	$0.24
Diluted Distributable Loss per share	$(0.71)	$(1.88)

1.
For the three months ended December 31, 2025, amount includes a $16.9 million charge-off of accrued interest receivable related to the foreclosure on a land parcel in December 2025 and the mortgage foreclosure of a multifamily property in January 2026. For the year ended December 31, 2025, amount includes (i) a $23.3 million charge-off of accrued interest receivable related to the discounted payoff of a land loan in March 2025, the mortgage foreclosures on certain multifamily properties in July 2025, the foreclosure on a land parcel in December 2025, and the mortgage foreclosure of a multifamily property in January 2026, and (ii) a $0.5 million charge-off of an exit fee related to the discounted payoff of a land loan in March 2025.
2.
Amounts reflect previously recognized depreciation and amortization on the portions of our mixed-use real estate owned asset that were sold. Amounts not previously recognized in Distributable (Loss) Earnings.